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                                                                  EXHIBIT 10(j)
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                           WENDY'S INTERNATIONAL, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Wendy's International, Inc. (the "Company") maintains the Wendy's International, Inc. Pension Plan (the "Pension Plan") and the Wendy's International, Inc. Profit Sharing and Savings Plan (the "Profit Sharing and Savings Plan") for the benefit of its noncrew employees; and

WHEREAS, the Company provided supplemental excess benefits to certain employees pursuant to a nonqualified plan known as the Wendy's International, Inc. Supplemental Retirement Agreement (the "Nonqualified Plan"); and

WHEREAS, as a result of the Tax Reform Act of 1986, the Pension Plan and the Profit Sharing Plan were redesigned and restated, including the restatement of the Pension Plan as an account balance pension plan (the "Account Balance Plan"), effective as of January 1, 1989; and

WHEREAS, as a result of the changes, the Nonqualified Plan did not provide executives at the Company with the benefits that were available under the prior plans, and the Company adopted the Wendy's International, Inc. Supplemental Executive Retirement Plan (the "Plan"), effective January 1, 1989 (the "Effective Date"); and

WHEREAS, the Company has decided to further amend and to restate the plan in its entirety;

NOW, THEREFORE, the Company hereby adopts the Wendy's International, Inc. Supplemental Executive Retirement Plan (the "Plan"), effective January 1, 1989 except as otherwise stated herein, as follows:

                     SECTION 1 - DEFINITIONS AND ASSUMPTIONS

1.1   In General

      The words and phrases, when used herein with initial capital letters, except where specifically defined in this Section 1, shall have the meanings given to them in the Account Balance Plan or the Profit Sharing and Savings Plan, as appropriate, unless the context clearly requires otherwise.

1.15  Active Participant

      Active Participant means a Covered Employee who becomes a Participant and is not an Inactive Participant.

1.2   Actuarial Assumptions

      The actuarial assumptions used in the determination of a Participant's Accrued Benefit under the Account Balance Plan are hereby specifically incorporated by reference in this Agreement. The actuarial assumptions used to determine the targeted benefit in this Plan shall be interest at the rate of seven and one-half percent (71/2%) compounded annually and mortality pursuant to the UP 1984 Mortality Table with no setbacks.

1.3   Beneficiary

      Beneficiary shall mean the person or persons designated by the Participant in accordance with Section 4.3 to receive any benefits payable under the Plan after his death.

1.4   Final Average Compensation

      Final Average Compensation means a Participant's average annual Compensation over the five (5) consecutive calendar years while a Covered Employee (or the total number of completed calendar years while a Covered Employee if less than five (5) out of the last ten (10) completed calendar years while a Covered Employee preceding the Participant's attainment of age sixty (60) which will provide him with the highest annual average Compensation. The continuity of a period used to determine a Participant's Final Average Compensation shall be deemed to be uninterrupted by an absence during which the Participant is not a Covered Employee which does not result in a Break in Service. For purposes of this Section 1.4, Compensation shall mean Compensation as defined in the Account Balance Plan, except that Compensation in excess of two hundred thousand dollars ($200,000) (or such other amount as may be established by the Secretary of Treasury from time to time) shall not be disregarded. Also for purposes of this Section 1.4 effective for Plan Years beginning on or after January 1, 1994, Compensation in excess of one hundred fifty thousand dollars ($150,000) (or such other amount as may be adjusted by the Commissioner from time to time) shall not be disregarded.


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1.45  Inactive Participant

      Inactive Participant means a former Active Participant who is no longer a Covered Employee, who has retired or terminated, or who has been demoted to an Ineligible Job Class.

1.48  Ineligible Job Class

      Ineligible Job Class means a position with a title other than:

      (a)  For Covered Employees of the Company, "Vice-President" or above;

      (b) For Covered Employees of Wendy's Restaurants of Canada, Inc., "Senior Vice President" or above; or

      (c) For Covered Employees of the New Bakery Company of Ohio, Inc., "Vice President and General Manager".

l.5   Plan Year

      Plan Year means the twelve (12) month period beginning each January 1 and ending each December 31.

1.6   Supplemental Target Account

      The Company shall establish a bookkeeping account, the Supplemental Target Account, for the benefit of each Participant in this Plan.

1.7   Supplemental Profit Sharing Accounts

      The Company shall establish one or more bookkeeping accounts, the Supplemental Profit Sharing Accounts, for the benefit of each Participant in this Plan. If the Participant was a participant in the Nonqualified Plan on the day prior to the Effective Date, then the beginning balance of such Participant's Supplemental Profit Sharing Accounts in this Plan on the Effective Date shall be equal to the balance of such prior accounts maintained for such Participant in the Nonqualified Plan on the day prior to the Effective Date.

                    SECTION 2 - ELIGIBILITY FOR PARTICIPATION

2.1   Eligibility

      (a) All Covered Employees of the Company with the title "Vice President" or above shall become Participants in this Plan on the latest of the Effective Date, or the first day of the Plan Year following employment, or the first day of the Plan Year following promotion to a position with the title "Vice President" or above.

      (b) All Covered Employees who have the title "Senior Vice President" or above of the Wendy's Restaurants of Canada, Inc. shall become Participants on the latest of the Effective Date, or the first day of the Plan Year following employment, or the first day of the Plan Year following promotion to a position with the title "Senior Vice President" or above.

      (c) All Covered Employees who have the title "Vice President and General Manager" of the New Bakery Company of Ohio, Inc. ("New Bakery") shall become Participants in this Plan on the latest of January 1, 1993, the first day of the Plan Year following employment, or the first day of the Plan Year following promotion to "Vice President and General Manager" of New Bakery.

2.2   Rehired Participants

      If a Participant terminates employment for any reason and is later rehired, such former Participant shall again be eligible to become a Participant in accordance with the provisions of Section 2.1 above.

                          SECTION 3 - AMOUNT OF BENEFIT

3.1   Credits to Supplemental Target Account

      Except as provided in Section 3.3 below, on the last day of each Plan Year, the Company shall credit to each Supplemental Target Account of each Active Participant who remains employed by the Company on the last day of the Plan Year the following amounts ("Target Credits"):



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      (a)  An amount which will provide each Participant with a targeted annual benefit payable as a life annuity at his Normal Retirement Date equal to the amount obtained, if any, when the sum of (2), (3), (4) and (5) below is subtracted from (1) below:

          (1) Fifty percent (50%) of the Participant's expected Final Average Compensation at age 60 (determined without salary projection) multiplied by a fraction, not exceeding one (1), the numerator of which is the number of the Participant's expected Years of Service at his Normal Retirement Date and the denominator of which is fifteen (15).

          (2) The Participant's expected Accrued Benefit Derived from Company Contributions at his Normal Retirement Date under the Account Balance Plan, assuming the Participant elects to make Participant Contributions to the Plan until Normal Retirement and that interest credited to the Cash Balance Benefit for future years will be at the rate of 71/2%, including the Prior Plan Benefit and the Minimum Benefit.

          (3) The Participant's Profit Sharing and Savings Plan Company Matched Contribution Account and Company Contribution Account plus any prior distributions from such Accounts plus future expected Profit Sharing and Savings Plan contributions equal to the Participant's Profit Sharing and Savings Plan contribution for the Plan Year, when projected for the number of years from the earlier of the distribution of such Accounts to the Participant or the date of this calculation to the Participant's Normal Retirement Age at an interest rate of seven and one-half percent (71/2%) compounded annually. In the event that such Profit Sharing and Savings Plan Accounts are distributed to the Participant on different dates, then this projection shall be applied separately to each distribution based upon the specific dates of distribution. The total projected value shall be converted to a life annuity payable at Normal Retirement Date, using the interest rate published by the Pension Benefit Guaranty Corporation for use in calculating immediate annuities which is in effect on the first day of the Plan Year.

          (4) The Participant's Supplemental Profit Sharing Account projected and converted to a life annuity payable at his Normal Retirement Date in the same manner as the Profit Sharing and Savings Plan Accounts in (3) above.

          (5) The amount of the retirement income the Participant is entitled to receive pursuant to the Supplemental Retirement Agreement under the Nonqualified Plan.

      (b) An amount equal to the interest rate applied to the Cash Balance Benefit for the Plan Year in the Account Balance Plan applied to the amount in the Participant's Supplemental Target Account as of the first day of the Plan Year.

3.2   Credits and Charges to Supplemental Profit Sharing Account

      The Company shall credit or charge, as applicable, to each Participant's Supplemental Profit Sharing Accounts the following amounts:

      (a) For each Plan Year during which the Participant is an Active Participant in the Profit Sharing and Savings Plan, the amount by which:

           (1) The amount of Employer Contributions which the Company would have allocated to the Active Participant's Accounts under the Profit Sharing and Savings Plan without regard to the maximum annual limitations imposed by Section 415 of the Code or the limitation on compensation imposed by Section 401(a) (17) of the Code; exceeds

           (2) The actual amount of Employer Contributions which the Company allocates to the Active Participant's Accounts under the Profit Sharing and Savings Plan.

      (b) For each Plan Year during which the Participant is an Active Participant, an Inactive Participant or a Former Participant in the Profit Sharing and Savings Plan, an amount equal to the net gain (or net loss) that would have been credited (or charged) had the amounts allocated to the Participant's Supplemental Plan Accounts been invested in a manner similar to the investment of his dollars under the Profit Sharing and Savings Plan during a similar time frame.

           For any period of time that a Participant has no current account balance under the Profit Sharing and Savings Plan, his Supplemental Plan Accounts shall be treated as though they had been invested in the default fund (as referenced in Section 16.01 of the Profit Sharing and Savings Plan document, or any successor section thereto) under the Profit Sharing and Savings Plan for such period of time.

3.3   Cash Election

      Each Active Participant who is projected to have five (5) or more Years of Service by the end of the Plan Year may elect, prior to notification of the Target Credit (as determined under Section 3.1(a) above), for such Plan Year to receive in cash the amount that would otherwise be credited to his Supplemental Target Account on the last day of such Plan Year. Payment of the vested Target Credits, which were elected to be taken as cash, shall be paid by the end of the month following the last day of the Plan Year for which the dollars are credited.


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3.4   Termination Benefit

      If a Participant's employment is terminated for any reason on or after his Normal Retirement Age, after incurring a Total and Permanent Disability, as a result of death or after completing five (5) Years of Service, such Participant (or his Beneficiary in the event of the Participant's death) shall be entitled to receive a benefit, payable in accordance with Section 4, equal to the balance of his Supplemental Target Account and Supplemental Profit Sharing Accounts. If a Participant's employment is terminated for any reason prior to the earliest of attaining his Normal Retirement Age, incurring a Total and Permanent Disability the date of his death or completing five (5) years of Service, then notwithstanding any contrary provision in this Plan, neither the Participant nor his Beneficiary shall be entitled to any benefits under this Plan.

                         SECTION 4 - PAYMENT OF BENEFITS

4.1   Form of Payment

      Payment of benefits under this Plan shall be made to the Participant (or his Beneficiary in the event of the Participant's death after the commencement of the payment of benefits but prior to the full payment of his benefits) in substantially equal annual installments over a period, to be determined by the Committee, not exceeding the joint and last survivor life expectancies of the Participant and his spouse; provided, however, that if a Participant dies prior to the commencement of payment, his benefits shall be paid to his Beneficiary in one (1) lump sum.

4.2   Time of Payment

      Participants shall not be entitled to receive payments of benefits under the Plan prior to termination of employment, except as otherwise set forth in this Section 4.2. Payment of benefits under this Plan shall commence as of the first day of the calendar year coincident with or immediately following an Inactive Participant's attainment of age sixty-five (65) or at an earlier date, as determined by the Committee; provided, however, that if a Participant dies or incurs a Total and Permanent Disability prior to the commencement of payment, his benefits shall be paid as soon as practicable following the date of death or disability.

4.3   Designation of Beneficiary

      Each Participant shall designate, by giving a written designation in approved form to the Plan Administrator, a Beneficiary to receive any benefits which may become or continue to be payable upon or after his death under this Plan. Successive designations may be made, and the last designation determined to not be illegal or ineffective received by the Plan Administrator prior to the death of the Participant shall be effective and shall revoke all prior designations.

      If no Beneficiary designation is in effect at the time of the death of the Participant, or if no Beneficiary so designated survives the Participant, then his benefits shall be paid to the surviving members of the following classes of persons, in the order listed, in equal shares among members of a class:

      (a)  The Participant's surviving spouse;

      (b) The lineal descendants of the Participant, including legally adopted children and stepchildren;

      (c)  The Participant's surviving parents; or

      (d)  The Participant's estate.

      If a Participant designates a child as his Beneficiary or if benefits will be payable to a Participant's child under Section 4.3(b) above, all payments shall be made to the child's legal guardian unless the child has reached the age of majority.

4.4   Participants' Rights to Payment

      All benefits under this Plan will be paid from the general assets of the Company. The Company is not obligated to set aside specific assets for payment of sums due under this Plan but may reserve on its books such sums as it deems necessary to provide the benefits hereunder. Since no separate fund will be established, such sums will remain the sole property of the Company and will continue to be subject to the claims of the Company's creditors. The Participant shall not have the power to direct the Company with respect to the investment of any amounts accrued on his behalf. The right of the Participant to receive distributions hereunder shall be an unsecured claim against the general assets of the Company and the Participant shall not have any rights in or against any security or other asset acquired by the Company with any amount accrued on his behalf.

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                           SECTION 5 - ADMINISTRATION

      The Company shall appoint one (1) or more individuals to serve as a Committee to act as its agent or delegate in carrying out its administrative duties under the Plan. The Committee shall act by a majority of its members. Any and all determinations, actions or decisions of the Company and Committee with respect to the administration of the Plan, including without limitation the determination of benefit eligibility and interpretation of Plan provisions, shall be final and conclusive and binding upon all parties having an interest in the Plan. All costs of administering the Plan will be paid by the Company.

                        SECTION 6 - PARTICIPANTS' RIGHTS

      Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Participant or as a right of any Participant to be continued in the employment of the Company or as a limitation of the rights of the Company to discharge any Participant with or without cause.

                           SECTION 7 - INALIENABILITY

      No benefit payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; nor shall the Company be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of any Participant or Beneficiary, except as may be required by the tax withholding provision of the Internal Revenue Code or any state's income tax act.

                      SECTION 8 - AMENDMENT AND TERMINATION

      The Company may amend or terminate the Plan at any time by action of its Board of Directors or a committee thereof without the consent of any Participant. However, in the event of the amendment or termination of the Plan, any benefit accrued to such date shall not be reduced or forfeited.

                           SECTION 9 - APPLICABLE LAW

      To the extent not preempted by Federal law, the provisions of this Plan shall be construed and applied in accordance with the laws of the State of Ohio.

      IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 27th day of December 1995.

                                            WENDY'S INTERNATIONAL, INC.

                                            By:              /s/ Gordon F. Teter
                                               ---------------------------------

                                           Its:             PRESIDENT, CEO & COO
                                               ---------------------------------


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